Exhibit 99.1

For Immediate Release	News Announcement

CINEMARK TO ACQUIRE 32 THEATRES FROM RAVE CINEMAS

PLANO, Texas, November 16, 2012 – Cinemark USA, Inc., a wholly-owned subsidiary of Cinemark Holdings, Inc. (“Cinemark”) (NYSE: CNK), one of the largest motion picture exhibitors in the world, and Rave Real Property Holdco, LLC, an affiliate of Rave Cinemas (“Rave”), today announced that they have entered into an asset purchase agreement pursuant to which Cinemark will acquire substantially all of the assets of Rave, primarily consisting of 32 theatres located in 12 states, representing 483 screens, for a purchase price of approximately $240 million. The purchase price, the amount of which is subject to certain closing date adjustments, will consist of cash consideration and the assumption of certain liabilities.

“The acquisition of these high quality assets will further enhance Cinemark’s diversified domestic footprint, including the expansion of our presence in the New England market,” stated Tim Warner, Cinemark’s Chief Executive Officer.

All 483 screens to be acquired are fully digital and 37% of the screens are 3D capable. The assets to be acquired also include 7 IMAX screens and 9 premium large format auditoriums. Below is a summary of certain estimated unaudited historical financial data (in millions) for the 32 theatres being purchased for the trailing twelve-month period ended September 27, 2012:

Revenues	$228.9
Adjusted EBITDA (1)	$41.7
Attendance (patrons)	18.8

(1)	See below for reconciliation of net income to Adjusted EBITDA

“We are excited about the opportunity to bring these two great companies together. Rave associates and field partners have worked hard to build a top-notch circuit, and Cinemark is well known as one of the best in the business,” said Rolando Rodriguez, President and CEO of Rave Cinemas. “I am confident that under Cinemark’s leadership, Rave’s exceptional quality and customer service will be taken to an even higher level.”

Completion of the acquisition is subject to the satisfaction of customary closing conditions for transactions of this type, including Department of Justice or Federal Trade Commission antitrust approval. Cinemark intends to fund the acquisition through the use of available cash, borrowings under its credit facilities, proceeds from the issuance of additional debt securities or a combination of the foregoing.

Akin Gump Strauss Hauer & Feld LLP served as legal advisors for Cinemark. AGM Partners, LLC and Kirkland & Ellis LLP served as financial and legal advisors, respectively, for the seller.

Reconciliation of Net Income to Adjusted EBITDA

(Unaudited, in millions)

Net income	$21.9
Income tax expense	0.3
Depreciation and amortization	11.5
Interest expense and other	4.8
Deferred rent expense	3.2

Adjusted EBITDA (1)	$41.7

(1)	Adjusted EBITDA as calculated in the chart above represents net income before income taxes, interest expense, depreciation and amortization, and deferred rent expense. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

About Cinemark Holdings, Inc.

Cinemark is a leading domestic and international motion picture exhibitor, operating 461 theatres with 5,207 screens in 39 U.S. states, Brazil, Mexico, Argentina and 10 other Latin American countries as of September 30, 2012. For more information go to investors.cinemark.com.

Contact:

Chanda Brashears, Investor Relations Manager

investors@cinemark.com

972-665-1500

About Rave Real Property Holdco, LLC

Rave Real Property Holdco, LLC is an affiliate of Rave Cinemas, a leading domestic motion picture exhibitor, operating 46 theaters with 687 screens in 18 states, including 11 IMAX theaters and 10 RaveXtreme large format auditoriums. For more information visit www.ravecinemas.com.

Contact:

Doug Willmarth, Chief Marketing Officer

dwillmarth@ravecinemas.com

214-880-6360

Gemma Hart

ghart@brunswickgroup.com

212-333-3810

Forward-looking Statements

Certain matters within this press release include “forward–looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statements. For a description of these factors, please review the “Risk Factors” section or other sections in the Company’s Annual Report on Form 10-K filed February 29, 2012 and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. All forward-looking statements are expressly qualified in their entirety by such risk factors.

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